Exhibit 2.1

DAKOTA REAL ESTATE INVESTMENT TRUST

AS AMENDED AND RESTATED

(as of November 19, 2020)

DECLARATION OF TRUST

TABLE OF CONTENTS

ARTICLE I THE TRUST AND DEFINITIONS
1.1	Definitions
1.2	Construction
1.3	Name of the Trust
1.4	Nature of the Trust
1.5	Purpose
1.6	Declaration of Trust
1.7	Registered Office and Agent
ARTICLE II TRUST POWERS
ARTICLE III INVESTMENT GUIDELINES AND OPERATING POLICIES
3.1	Power to Acquire, Hold, and Dispose of Real and Personal Property
3.2	Appraisal of Real Property
3.3	Roll-Ups
3.4	Prohibited Investment Practices and Activities
3.5	Limitation on Total Operating Expenses
3.6	Transactions with Affiliates
3.7	Voting of Shares Owned by Trustees and the Trustor
3.8	Written Policies
3.9	Mortgage Lending or Investing in Mortgage Loans
3.10	Limitation on Acquisition Fees and Acquisition Expenses
ARTICLE IV TRUSTEES
4.1	Trustees
4.2	Terms of Office
4.3	Election and Removal of Trustees
4.4	Number of Trustees
4.5	Filling Vacancy
4.6	Designation of Registered Agent and Committee Appointments
4.7	Advisor
4.8	Oversight and Compensation of the Advisor
ARTICLE V LIMITATIONS OF LIABILITY OF TRUSTEES, BENEFICIARIES, AND OTHERS
5.1	Limited Liability of Trustees
5.2	Responsibility of Trustees, Officers and Agents
5.3	Reporting
5.4	Indemnification of Trustees, Advisors and Affiliates
5.5	Possible Shareholder Liability
ARTICLE VI SHARES
6.1	Shares
6.2	Consideration
6.3	Limit on the Amount of Shares Owned
6.4	Transferability
6.5	Rights of Beneficiary
6.6	Certain Transfer Restrictions—Repurchases
6.7	Access to Records
6.8	Dividends and Distributions
ARTICLE VII SHAREHOLDER MEETINGS AND REPORTS
7.1	Shareholder Meetings
7.2	Reports to Shareholders
7.3	Required Approvals by Shareholders
ARTICLE VIII AMENDMENTS
ARTICLE IX DURATION OF THE TRUST
9.1	Term of Trust
9.2	Liquidation

ARTICLE I

THE TRUST AND DEFINITIONS

1.1 DEFINITIONS. For the purposes of this Declaration of Trust, unless the context otherwise requires, the following terms, which are capitalized throughout this Declaration of Trust, shall have the respective meanings set out below:

Administrator. The official or agency administering the Securities laws of a jurisdiction.

Acquisition Expense. Expenses including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, non-refundable option payments on property not acquired, accounting fees and expenses, title insurance, and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired.

Acquisition Fee. The total of all fees and commissions paid by any party to any party in connection with making or investing in mortgage loans or the purchase, development or construction of property by the REIT. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, development fee, construction fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated. Excluded shall be development fees and construction fees paid to persons not affiliated with the Sponsor in connection with the actual development and construction of a project.

Advisor. Any person responsible for directing or performing the day-to-day business affairs of the REIT, including a person to which an Advisor subcontracts substantially all such functions.

Affiliate. An affiliate of another person includes any of the following:

(a)	any person directly or indirectly owning, controlling or holding, with power to vote ten percent or more of the outstanding voting securities of such other person;
(b)	any person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other person;
(c)	any person directly or indirectly controlling, controlled by or under common control with such other person;
(d)	any executive officer, director, trustee or general partner of such other person; or
(e)	any legal entity for which such person acts as an executive officer, director, trustee or general partner.

Average Invested Assets. For any period, the average of the aggregate book value of the assets of the Trust invested, directly or indirectly, in equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or similar non-cash reserves computed by taking the average of such values at the end of each month during such period.

Bylaws. The Bylaws of the Trust.

Cash from Operations. Cash flow generated from operations (including taxable income and nontaxable cash flow) exclusive of Cash from Sale or Financing of Properties.

Cash from Sale or Financing of Properties. Net cash realized by the Trust (i) from the sale or disposition of property (after retirement of applicable secured debt, if any) and (ii) from mortgage financing of Trust properties, after payment of all related transaction expenses.

Competitive Real Estate Commission. Real estate or brokerage commission paid for the purchase or sale of a property which is reasonable, customary and competitive in light of the size, type and location of such property.

Contract Price for the Property. The amount actually paid or allocated to the purchase, development, construction or improvement of a property exclusive of Acquisition Fees and Acquisition Expenses.

Construction Fee. A fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitation on the REIT’s property.

Declaration of Trust. The declaration of trust, bylaws, certificate, articles of incorporation or other governing instrument, as amended or restated, pursuant to which the REIT is organized.

Development Fee. A fee for the packaging of a REIT’s property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the specific property, either initially or at a later date.

Independent Expert. A person with no material current or prior business or personal relationship with the Advisor or Trustee who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the REIT.

Independent Trustees. The Trustees of the REIT who are not associated and have not been associated within the last two years, directly or indirectly, with the Sponsor or Advisor of the REIT.

(a)	A Trustee shall be deemed to be associated with the Sponsor or Advisor if he or she:
	(i)	owns an interest in the Sponsor, Advisor, or any of their Affiliates;
	(ii)	is employed by the Sponsor, Advisor or any of their Affiliates;
	(iii)	is an officer or director of the Sponsor, Advisor, or any of their Affiliates;
	(iv)	performs services, other than as a Trustee, for the Trust;
	(v)	is a Trustee for more than three REITs organized by the Sponsor or advised by the Advisor; or
	(vi)	has any material business or professional relationship with the Sponsor, Advisor, or any of their Affiliates.

(b)	For purposes of determining whether or not the business or professional relationship is material, the gross revenue derived by the prospective Independent Trustee from the Sponsor and Advisor and Affiliates shall be deemed material per se if it exceeds 5% of the prospective Independent Trustee’s:

	(i)	annual gross revenue, derived from all sources, during either of the last two years; or
	(ii)	net worth, on a fair market value basis.

(c)	An indirect relationship shall include circumstances in which a Trustee’s spouse, parents, children, siblings, mothers-or-fathers-in-law, sons-or-daughters-in-law, or brothers-or- sisters-in-law is or has been associated with the Sponsor, Advisor, any of their Affiliates, or the REIT.

Initial Investment. That portion of the initial capitalization of the REIT contributed by the Sponsor or its Affiliates.

Invested Assets. For any period, the current market value of the assets of the Trust invested, directly or indirectly, in real estate assets, before reserves for depreciation or bad debts or other similar non-cash reserves.

Leverage. The aggregate amount of indebtedness of the REIT for money borrowed (including purchase money mortgage loans) outstanding at any time, both secured and unsecured.

NASAA Guidelines. The Real Estate Investment Trust Statement of Policy adopted by the North American Securities Administrators Association, Inc.

Net Assets. The total assets (other than intangibles) at cost before deducting depreciation or other non-cash reserves less total liabilities, calculated at least quarterly on a basis consistently applied.

Net Income. For any period total revenues applicable to such period, less the expenses applicable to such period other than additions to reserves for depreciation or other similar non- cash reserves. Net income, for purposes of calculating total operating expenses shall exclude the gain from the sale of the REIT’s assets.

Organization and Offering Expenses. All expenses incurred by and to be paid from the assets of the Trust in connection with and in preparing the REIT for registration and subsequently offering and distributing it to the public, including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriter’s attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositories, experts, expenses of qualification of the sale of the securities under Federal and State laws, including taxes and fees, accounting and attorneys’ fees.

Offering Circular. Offering Circular shall have the meaning given to:

(a) the term under Regulation A adopted under the Securities Act of 1933

(b) the term “prospectus” by Section 2(a)(10) of the Securities Act of 1933, including a preliminary prospectus; provided, however, that such term as used herein shall also include a prospectus as described in Rule 256 of the General Rules and Regulations under the Securities Act of 1933, or in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities to the public.

Person. Any natural persons, partnership, corporation, association, trust, limited liability company or other legal entity.

Preferred Shares. A unit of beneficial interest in the Trust authorized and issued hereunder as such for the time being outstanding and includes a fraction of a Preferred Share. Such shares may be preferred over all other REIT Shares as to dividends and assets as authorized and determined by the Trustees.

Real Estate Investment Trust (REIT). A corporation, trust, association or other legal entity (other than a real estate syndication) which is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests), or in loans secured by real estate or both.

REIT Provisions of the Internal Revenue Code. Sections 856 through 860 of the Internal Revenue Code of 1986, as now enacted or hereafter amended, or successor statutes, and regulations and rulings promulgated thereunder.

REIT Share. Means a unit of beneficial interest in the Trust authorized and issued hereunder as such and for the time being outstanding and includes a fraction of a Share and for greater certainty includes all Class A, Class B and Class I shares and any other classes of shares as may be authorized by the Trustees.

Roll-Up. A transaction involving the acquisition, merger, conversion, or consolidation either directly or indirectly of the REIT and the issuance of securities of a Roll-Up entity. Such term does not include:

(a)	a transaction involving securities of the REIT that have been for at least 12 months listed on a national securities exchange or traded through the National Association of Securities Dealers Automated Quotation National Market System; or

(b)	a transaction involving the conversion to corporate, trust, or association form of only the REIT if, as a consequence of the transaction there will be no significant adverse change in any of the following:

	(i)	Shareholders’ voting rights;
	(ii)	the term of existence of the REIT;
	(iii)	Sponsor or Advisor compensation;
	(iv)	the REIT’s investment objectives.

Roll-Up Entity. A partnership, real estate investment trust, corporation, trust or other entity that would be created or would survive after the successful completion of a proposed Roll-Up transaction.

Shares. Means, collectively, the REIT Shares.

Shareholders. As of any particular time, all holders of record of outstanding REIT Shares at such time.

Sponsor. Any person directly or indirectly instrumental in organizing, wholly or in part, a REIT or any person who will control, manage or participate in the management of a REIT, and any Affiliate of such person. Not included is any person whose only relationship with the REIT is as that of an independent property manager of REIT assets, and whose only compensation is as such. Sponsor does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services. A person may also be deemed a Sponsor of the REIT by:

(a)	Taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the REIT; either alone or in conjunction with one or more other persons;
(b)	receiving a material participation in the REIT in connection with the founding or organizing of the business of the REIT, in consideration of services or property, or both services and property;
(c)	having a substantial number of relationships and contacts with the REIT;
(d)	possessing significant rights to control REIT properties;
(e)	receiving fees for providing services to the REIT which are paid on a basis that is not customary in the industry; or
(f)	providing goods or services to the REIT on a basis which was not negotiated at arm’s length with the REIT.

Total Operating Expenses. Aggregate expenses of every character paid or incurred by the REIT as determined under Generally Accepted Accounting Principles, including Advisor’s fees, but excluding:

(a)	the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses, and tax incurred in connection with the issuance, distribution, transfer, registration, and stock exchange listing of the REIT’s Shares;
(b)	interest payments;
(c)	income taxes;
(d)	non-cash expenditures such as depreciation, amortization and bad debt reserves;
(e)	incentive fees paid in compliance with NASAA guidelines;
(f)	acquisition fees, acquisition expenses, real estate commissions on resale property and other expenses connected with the acquisition, disposition, and ownership of real estate interests, mortgage loans, or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property).

Trust. The Dakota Real Estate Investment Trust.

Trustees. The members of the board of trustees or directors or other body which manages the Trust.

Unimproved Real Property. The real property of a REIT which has the following three characteristics:

(a)	An equity interest in real property which was not acquired for the purpose of producing rental or other operating income;
(b)	Has no development or construction in process on such land; and
(c)	No development or construction on such land is planned in good faith to commence on such land within one year.

Uninvested Assets. The current book value of gross assets of the Trust other than Invested Assets.

Units of Beneficial Interest. Means, collectively, the REIT Shares.

UPREIT. An umbrella partnership real estate investment trust is a REIT which holds all or substantially all of its properties through an operating partnership in which the REIT holds an interest.

1.2 CONSTRUCTION. In this Declaration of Trust, unless otherwise expressly stated or the context otherwise requires:

(a)	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Declaration of Trust and not to any particular Article or Section of this Declaration of Trust;

(b)	references to an “Article” or “Section” are references to an Article or Section of this Declaration of Trust;

(c)	words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders;

(d)	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

(e)	the words “includes” and “including”, when following any general term or statement, are not to be constructed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement; and

(f)	for greater certainty, unless otherwise expressly provided herein, where any reference is made in this Declaration of Trust or in any resolution of the Shareholders or Trustees to the Trust as a party to any agreement or as an owner of property, or to an act to be performed by or a covenant given by the Trust, such reference shall be construed and applied for all purposes as if it referred to the Trustees, in their capacity as trustees of the Trust under this Declaration of Trust.

1.3 NAME OF THE TRUST. The name of the Trust is “Dakota Real Estate Investment Trust.”

1.4 NATURE OF THE TRUST. The Trust is a registered and unincorporated business trust organized in North Dakota pursuant to North Dakota law, including Titles 10 (including Chapter 10-34 relating to Real Estate Investment Trusts), 47, and 59 of the North Dakota Century Code. The Trust intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes.

1.5 PURPOSE. The purpose of the Trust is to acquire eligible real estate and hold title, manage, administer, control, and invest or dispose of said real estate by the Trustees empowered to do so for the benefit and profit of any person who may become a Shareholder by purchasing Shares which are the equivalent of transferable Units of Beneficial Interest in this Real Estate Investment Trust, and will acquire interests in other REITs or UPREITs as the Trustees so determine. The Trust shall acquire by purchase or in any other manner and take, receive, own, hold title in the name of the Trust, use, employ, improve, encumber, and otherwise deal with any interest in real and personal property, wherever located. Trustees may exercise these powers, including the power to take, hold, and dispose of the title to property in the name of the Trust or in the name of its Trustees, without the filing of any bond.

1.6 DECLARATION OF TRUST. This Declaration of Trust governs the operations of the Trust.

1.7 REGISTERED OFFICE AND AGENT.

(a)	The Trust will not engage in any business until it has established a registered office and a registered agent for service of process.

(b)	The Trust’s registered office and the name and address of its registered agent for service of process shall be that which is filed with the Office of the North Dakota Secretary of State in accordance with Chapter 10-34 of the North Dakota Century Code.

(c)	The Trust may have one or more principal places of business or executive offices separate from the registered office.

ARTICLE II

TRUST POWERS

The Trust shall have the following powers as conferred by law, including North Dakota Century Code § 10-34-07:

(a)	Except as provided herein, perpetual existence unaffected by any rule against perpetuities.

(b)	To sue, be sued, complain, and defend in all courts.

(c)	To transact its business, carry on its operations, and exercise the powers granted by Title 10 of the North Dakota Century Code, in any state, territory, district, or possession of the United States and in any foreign count.

(d)	To make contracts, incur liabilities, and borrow money.

(e)	To sell, mortgage, lease, pledge, exchange, convey, transfer, and otherwise dispose of all or any part of its assets.

(f)	To issue bonds, notes, and other obligations and secure them by mortgage or deed of trust of all or any part of its assets.

(g)	To purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, loan, pledge, or otherwise dispose of and deal in and with:

	i.	Securities, Shares, and other interests in any obligations of domestic and foreign corporations, other real estate investment trusts, umbrella partnership real estate investment trusts, associations, partnerships, and individuals; and

	ii.	Direct and indirect obligations of the United States, any other government, state, territory, government district, and municipality, and any instrumentality of them.

(h)	To elect or appoint trustees, officers, and agents of the Trust for the period of time set forth herein or in the Bylaws, define their duties, and determine their compensation.

(i)	To adopt and implement employee and officer benefit plans.

(j)	To make and alter Bylaws not inconsistent with law or with the provisions set forth herein to regulate the government of the real estate investment trust and the administration of its affairs.

(k)	To generally exercise the powers set forth herein which are not inconsistent with law and are appropriate to promote and attain the purposes set forth herein.

ARTICLE III

INVESTMENT GUIDELINES AND OPERATING POLICIES

3.1	POWER TO ACQUIRE, HOLD, AND DISPOSE OF REAL AND PERSONAL PROPERTY. The Trust intends to invest in permissible properties and hold at least seventy-five percent (75%) of the value of its assets, either directly or indirectly through UPREIT investments, in real estate assets, government securities, cash, and cash items, including receivables. The Trust intends to invest in properties irrespective of their location as long as permitted by local law, which is intended to include commercial properties, multi-family dwellings, to include apartment buildings, and such properties as acquired may be purchased for cash or with mortgage financing or leverage. Prior to acquisition of a type of asset, at least one of the Independent Trustees shall have had at least three years or experience in the acquisition or management of the type of asset being acquired for the Independent Trustee’s own account or as an agent for another Person.

3.2	APPRAISAL OF REAL PROPERTY. The consideration paid for real property acquired by the Trust shall ordinarily be based on the fair market value of the property as determined by a majority of the Trustees. In cases in which a majority of Independent Trustees so determine, and in all cases in which assets are acquired from the Advisors, Trustees, Sponsors or Affiliates thereof such fair market value shall be as determined by an Independent Expert selected by the Independent Trustees.

3.3	ROLL-UPS.

(a)	In connection with a proposed Roll-Up, an appraisal of all Trust assets shall be obtained from a competent, independent expert. If the appraisal will be included in an Offering Circular used to offer the securities of a Roll-Up entity, the appraisal shall be filed with the appropriate Administrator(s) as an Exhibit to the Registration Statement for the offering. Accordingly, an issuer using the appraisal shall be subject to liability for violation of Section 11 of the Securities Act of 1933 and comparable provisions under state laws for any material misrepresentations or material omissions in the appraisal. Trust assets shall be appraised on a consistent basis. The appraisal shall be based on an evaluation of all relevant information, and shall indicate the value of the Trust’s assets as of a date immediately prior to the announcement of the proposed Roll-Up transaction. The appraisal shall assume an orderly liquidation of Trust assets over a 12 month period. The terms of the engagement of the independent expert shall clearly state that the engagement is for the benefit of the Trust and its investors. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to the investors in connection with a proposed Roll-Up.

(b)	In connection with a proposed Roll-Up, the person sponsoring the Roll-Up shall offer to Shareholders who are entitled to vote and vote “no” on the proposal the choice of: (i) accepting the securities of the Roll-Up entity offered in the proposed Roll-Up, or (ii) one of the following: (1) remaining as Shareholders of the Trust and preserving their interests therein on the same terms and conditions as existed previously; or (2) receiving cash in an amount equal to the Shareholders’ pro rata share of the appraised value of the net assets of the Trust.

(c)	The Trust shall not participate in any proposed Roll-Up which would result in Shareholders having democracy rights in the Roll-Up entity that are less than those provided for under this Declaration of Trust. The Trust shall not participate in any proposed Roll-Up which includes provisions which would operate to materially impede or frustrate the accumulation of Shares by any purchaser of the securities of the Roll-Up entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up entity. The Trust shall not participate in any proposed Roll-Up which would limit the ability of a Shareholder to exercise voting rights of securities of the Roll-Up entity on the basis of the number of REIT Shares held by that Shareholder.

(d)	The Trust shall not participate in any proposed Roll-Up in which investors’ rights of access to the records of the Roll-Up entity will be less than those provided for under this Declaration of Trust.

(e)	The Trust shall not participate in any proposed Roll-Up in which any of the costs of the transaction would be borne by the Trust if the Roll-Up is not approved by the Shareholders.

3.4	PROHIBITED INVESTMENT PRACTICES AND ACTIVITIES. The Trust will not engage in any of the following investment practices or activities:

(a)	invest in commodities or commodity future contracts;

(b)	invest more than ten percent (10%) of its total assets in Unimproved Real Property or indebtedness secured by a real estate mortgage loan on Unimproved Real Property;

(c)	engage in any short sale;

(d)	borrow on an unsecured basis if such borrowing will result in an asset coverage of less than three hundred percent (300%), “asset coverage,” means the ratio which the value of the total assets of the Trust, less all liabilities and indebtedness except indebtedness for unsecured borrowings, reserve for depreciation and amortization, bears to the aggregate amount of all unsecured borrowings of the Trust;

(e)	engage in trading as compared with investment activities;

(f)	acquire securities in any company holding investments or engaging in activities prohibited by these restrictions;

(g)	engage in underwriting or the agency distribution of securities issued by others;

(h)	issue equity securities redeemable at the option of the holder;

(i)	issue debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service the higher level of debt. In addition, the Trust may not incur any indebtedness which would result in an aggregate amount of indebtedness in excess of three hundred percent (300%) of the Trust’s adjusted net worth. Any excess borrowing over this three hundred percent (300%) level shall be approved by a majority of the Independent Trustees and disclosed to Shareholders in the next quarterly report of the REIT, along with justification for such excess. “Adjusted net worth,” means the amount obtained by subtracting the Trust’s total liabilities from its total assets as adjusted, but not to include its reserve for depreciation and amortization, and based on figures shown on the Trust’s books in accordance with generally accepted accounting principles. The aggregate borrowings, if any, of the trust, secured and unsecured, shall be reasonable in relation to the Net Assets of the Trust and shall be reviewed by the Independent Trustees at least annually;

(j)	invest in real estate land contracts of sale, unless such contracts are in recordable form and appropriately recorded in the chain of title with respect to the subject property; or

(k)	make or invest in any mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans (which shall include all interest the current payment of which may be deferred pursuant to the terms of such loan to the extent each loan exceeds 5% per annum of the principal balance of the loan) on the property, including the loan by or invested in by the Trust would exceed 85% of the appraised value of the property determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria.

3.5	LIMITATION ON TOTAL OPERATING EXPENSES.

(a)	Subject to the conditions described in Subparagraph 3.5(b), the Total Operating Expenses of the Trust shall not exceed in any fiscal year the greater of two percent (2%) of the Average Invested Assets of the Trust during such fiscal year or twenty-five percent (25%) of the Trust’s Net Income during such fiscal year.

(b)	The Independent Trustees may determine that a higher level of Total Operating Expenses is justified for such period. Within sixty (60) days after the end of any fiscal quarter of the Trust for which Total Operating Expenses (for twelve (12) months then ended) exceed both two percent (2%) of Average Invested Assets and twenty-five percent (25%) of Net Income as described above, there shall be sent to the Shareholders a written disclosure of such fact including an explanation of the conclusions of the Board of Trustees. In the event the Total Operating Expenses exceed the limitations described above and if the Trustees are unable to conclude that such excess was justified then, within sixty (60) days after the end of the Trust’s fiscal year, the Trustor shall reimburse the Trust the amount by which the Total Operating Expenses paid or incurred by the Trust exceed the limitation.

3.6	TRANSACTIONS WITH AFFILIATES.

(a)	The Trustees occupy a fiduciary relationship with respect to transactions entered into with the Trust. The Trust will not engage in transactions with any Trustee, officer, Sponsor, Trustor, or any Affiliates of such persons, except to the extent that each such transaction has, after disclosure of such affiliation, been approved by the affirmative vote of a majority of the Independent Trustees not affiliated with a person who is a party to the transaction, and:

	(i)	The transaction is fair and reasonable to the Trust and its Shareholders;
	(ii)	The terms of such transaction are at least as favorable as the terms of any comparable transactions made on an arm’s length basis;

	(iii)	The total consideration is not in excess of the appraised value of the property being acquired, if an acquisition is involved, as determined by the Board of Trustees;

(b)	Payments to the Trustor, its affiliates and the Trustees for services rendered in a capacity other than that as Trustor or Trustee may only be made upon a determination by the Independent Trustees that:

	(i)	The compensation is not in excess of their compensation paid for any comparable services; and
	(ii)	The compensation is not greater than the charges for comparable services available from others who are competent and not affiliated with any of the parties involved.

(c)	The Trust shall not purchase property from the Sponsor, Trustor, any Trustee or affiliates thereof unless a majority of the Trustees (including a majority of the Independent Trustees) not otherwise interested in such transaction approve the transaction as being fair and reasonable to the Trust and at a price to the Trust no greater than the purchase price or development cost of the asset to such Sponsor, Trustor, Trustee or Affiliate thereof, or if the price to the Trust is in excess of such value as determined by the Board of Trustees, that substantial justification for such excess exists and such excess is reasonable.

(d)	The Trust shall not sell or lease property to a Sponsor, Trustor, any Trustee or Affiliates thereof without the approval of a majority of the Trustees (including a majority of the Independent Trustees).

(e)	The Trust may obtain loans from and make loans to a Sponsor, Trustor, any Trustee or Affiliates thereof, with the approval of a majority of the Trustees (including a majority of the Independent Trustees) not otherwise interested in such transaction as long as they approve the transaction as being fair, competitive, and commercially reasonable and no less favorable to the Trust than loans between unaffiliated lenders and borrowers under the same circumstances.

(f)	The Trust will not invest in joint ventures with a Sponsor, Trustor, any Trustee, or Affiliates thereof, unless a majority of Trustees (including a majority of the Independent Trustees) not otherwise interested in such transaction approve the transaction as being fair and reasonable to the Trust and as being on substantially the same terms and conditions as those received by the other joint venturers.

(g)	When a Sponsor, Trustor, any Trustee or Affiliates thereof have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Trust, the Trust’s Prospectus shall describe a reasonable method by which properties are allocated to the competing investment entities. It shall be the duty of the Trustees (including the Independent Trustees) to assure such method is applied fairly to the Trust.

(h)	If the Advisor, Trustee, Sponsor or any Affiliate provide a substantial amount of the services in the effort to sell an asset of the Trust, then that Person may receive up to one-half of the brokerage commission paid, but in no event shall the payment exceed 3% of the sales price for the asset. The amount paid, when added to the sums paid to unaffiliated parties shall not exceed the lesser of the Competitive Real Estate Commission or 6% of the sales price for the asset.

(i)	The Trust will not make a mortgage loan or invest in any mortgage loan that is subordinate to any mortgage or equity interest of a Sponsor, any Trustee, or Affiliates thereof.

(j)	All other transactions between the Trust and a Sponsor, Trustor, any Trustee or Affiliates thereof, shall require approval by a majority of the Trustees (including a majority of the Independent Trustees) not otherwise interested in such transaction as being fair and reasonable to the Trust and on the terms and conditions not less favorable to the Trust than those available from unaffiliated third parties.

3.7	VOTING OF SHARES OWNED BY TRUSTEES AND THE TRUSTOR. The Trustor and Trustees and their affiliates may not vote or comment on matters submitted to Shareholders regarding removal of the Trustor, the Trustees or their affiliates, or regarding any transaction between the Trust and any of them.

3.8	WRITTEN POLICIES. Consistent with the requirements of this Declaration of Trust, the Trustees shall establish policies from time to time with respect to investments and borrowings and the Trustees may establish policies with respect to other matters related to the administration of the Trust. Such policies shall be made in writing. The Independent Trustees shall review the investment policies of the Trust with sufficient frequency and at least annually to determine that the policies are being followed by the Trust and are in the best interests of the Shareholders. Each such determination and the basis for such determination shall be set forth in the minutes of the meetings of the Trustees.

3.9	MORTGAGE LENDING OR INVESTING IN MORTGAGE LOANS. No investment in or the making of mortgage loans may be made unless an appraisal and a title insurance policy is obtained with respect to the subject property unless such mortgage debt shall be insured or guaranteed by a government or government agency. The appraisal shall be by an Independent Expert and shall be maintained in the Trust’s records for at least five years and shall be available for inspection and duplication by a Shareholder.

3.10	LIMITATION ON ACQUISITION FEES AND ACQUISITION EXPENSES.

	(a)	Subject to the conditions described in Subparagraph 3.10(b), the total of all Acquisition Fees and Acquisition Expenses shall not exceed 6% of the purchase price of the asset being acquired, or, in the case of a mortgage loan, 6% of the funds advanced by the Trust.

	(b)	If a majority of the Independent Trustees and a majority of all of the Trustees not otherwise interested in the transaction approve the incurring of fees in excess of the limitations under 3.10(a) as being commercially competitive and fair and reasonable to the Trust, the higher fees may be incurred.

3.11	LIMITATION ON ORGANIZATION AND OFFERING EXPENSES. The Organization and Offering Expenses paid in connection with the formation of the Trust and in the offering of shares shall be reasonable and, in no event shall exceed 15% of the proceeds raised in an offering.

ARTICLE IV

TRUSTEES

4.1	TRUSTEES. The Trust shall be administered by a Board of Trustees. Such Board of Trustees shall consist of not less than seven and not more than seventeen members. The Trustees shall be deemed to be in a fiduciary relationship with the Trust and its shareholders. To serve as a Trustee, an individual shall have at least three years of experience in the acquisition or management of real estate properties of the types which have been acquired and operated by the Trust and shall satisfy any other criteria or qualification as may be set forth in the Trust’s Bylaws,

4.2	TERMS OF OFFICE. The term of office for each Trustee shall be one year.

4.3	ELECTION AND REMOVAL OF TRUSTEES. The Trustees shall be elected by the majority vote of the Shareholders entitled to vote at the annual meeting of such Shareholders. The Shareholders entitled to vote may by a majority vote of the Shareholders entitled to vote (which vote may be without the necessity of concurrence by the Trustees) remove a Trustee from office.

4.4	NUMBER OF TRUSTEES. The number of Trustees may be increased and the number of Trustees to be elected by the Shareholders at the next meeting of Shareholders may be decreased by a majority vote of the Trustees then in office. A majority of the Trustees serving shall be Independent Trustees.

4.5	FILLING VACANCY. Vacancies resulting from the death, resignation or incompetence of a Trustee, when any are so created, or created by an increase in the number of Trustees, may be filled by appointment by a majority of the then remaining Trustees. Independent Trustees shall nominate replacements for vacancies among the Independent Trustees positions. Trustees may be removed by an affirmative vote of the Shareholders entitled to vote and holding a majority of such Shares. Any vacancies so created may be filled by the Shareholders entitled to vote, and if not done so within thirty (30) days of removal, then by appointment by a majority of the remaining Trustees.

4.6	DESIGNATION OF REGISTERED AGENT AND COMMITTEE APPOINTMENTS. The Trustees also are empowered to designate a registered agent and to appoint committees, including an executive committee; provided that a majority of the members of any committee appointed by the Trustees shall be Independent Trustees.

4.7	ADVISOR. The Trustees may employee any person, firm, or corporations as Advisor. Each contract for the services of an Advisor entered into by the Trustees shall have a term of no more than one year. Each advisory contract shall be terminable by a majority of the Independent Trustees or the Advisor on sixty (60) days written notice without cause or penalty. In the event of the termination of such contract, the Advisor will cooperate with the Trust and take all reasonable steps requested to assist the Trustees in making an orderly transition of the advisory function. The Advisor shall be deemed to be in a fiduciary relationship with the Trust and its shareholders.

4.8	OVERSIGHT AND COMPENSATION OF THE ADVISOR. It shall be the duty of the Trustees to evaluate the performance of the Advisor before entering into or renewing an advisory contract. The criteria used in such evaluation shall be reflected in the minutes of such meeting. The Independent Trustees shall determine from time to time and at least annually that the compensation which the Trust contracts to pay to the Advisor and the other expenses of operation of the Trust are reasonable in relation to the investment performance of the Trust and its Net Assets and Net Income and that such compensation and expenses are within the limits prescribed by this Declaration of Trust. The Independent Trustees shall also supervise the performance of the Advisor and the compensation paid to it by the Trust to determine that the provisions of such contract are being carried out. Each such determination shall be based on the factors set forth below and all other factors such Independent Trustees may deem relevant and the findings of such Trustees on each of such factors shall be recorded in the minutes of the Trustees:

(a)	The size of the advisory fee in relation to the size, composition and profitability of the portfolio of the Trust;

(b)	the success of the Advisor in generating opportunities that meet the investment objectives of the Trust;

(c)	the rates charged to other REITs and to investors other than REITs by advisors performing similar services;

(d)	additional revenues realized by the Advisor and any Affiliate through their relationship with the Trust, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by the Trust or by others with whom the Trust does business;

(e)	the quality and extent of service and advice furnished by the Advisor;

(f)	the performance of the investment portfolio of the Trust, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

(g)	the quality of the portfolio of the Trust in relationship to the investments generated by the Advisor for its own account.

4.9	REVIEW OF TOTAL FEES AND EXPENSES. From time to time, but at least annually, the total fees and expenses of operating the Trust shall be reviewed by the Independent Trustees in light of the investment performance of the Trust, its assets and income. The Independent Trustees shall compare such fees and expenses to those of comparable Real Estate Investment Trusts. The conclusions from such review and comparison shall be reported to the Board of Trustees and noted in minutes of the meeting at which the report is made.

ARTICLE V

LIMITATIONS OF LIABILITY OF TRUSTEES, BENEFICIARIES, AND OTHERS

5.1	Limited Liability of Trustees. Trustees and Affiliates shall have no liability for any loss suffered by the Trust which arises from the action or inaction of them, if they, in good faith determine that their conduct was in the best interest of the Trust and such conduct did not constitute negligence or misconduct.

5.2	Responsibility of Trustees, Officers and Agents. No Trustee, officer or agent of the Trust is liable to the Trust or to a Shareholder, nor is any Trustee, officer or agent liable to any third persons in connection with the affairs of the Trust, except as such liability may arise from his, her or its own misfeasance or negligence, or failure to have acted in good faith in the reasonable belief that his, her or its action was in the best interests of the Trust. All third persons shall look solely to the Trust property for satisfaction of claims arising in connection with the affairs of the Trust. With the exceptions stated, a Trustee, officer or agent is entitled to be indemnified against all liability in connection with the affairs of the Trust, as is more fully described below.

5.3	Reporting. Nothing herein shall be construed as imposing any direct obligation on the Trustees, but instead such obligation shall be upon the Advisor to file any and all income, profit or other tax reports or schedules, it being expressly understood that the beneficiaries from time to time will individually also make their required reports and pay any and all taxes required with respect to the earnings, rents, avails and proceeds of said real estate or growing out of their interest under this Declaration of Trust, similar to the investor/beneficiaries.

5.4	Indemnification of Trustees, ADVISOR and Affiliates.

(a)	The Trust shall indemnify the Trustee, Advisor and Affiliates with respect to actions, suits or proceedings against whom a claim or liability is asserted by reason that he, she, or it was or is a Trustee, Advisor or Affiliate. However, indemnification by the Trust will be provided only if all of the following are met:

	(i)	The Trustee, Advisor or Affiliate has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Trust;

	(ii)	The Trustees, Advisor or Affiliates were acting on behalf of or performing services for the Trust;

	(iii)	such liability or loss was not the result of negligence or misconduct by the Trustee or Affiliate; and

	(iv)	such indemnification or agreement to hold harmless is recoverable only out of the assets of the Trust and not from the Shareholders.

(b)	Indemnification will not be allowed for any liability imposed by judgment, and costs associated therewith, including attorney’s fees, arising from or out of a violation of state or federal securities laws associated with the offer and sale of Shares.

(c)	Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities law violations, and for expenses incurred in successfully defending such lawsuits, provided that a court either:

(i) approves the settlement and finds that indemnification of the settlement and related costs should be made; or

(ii) approves indemnification of litigation costs if a successful defense is made.

(d)	An advance by the Trust of funds to a Trustee or Affiliate for legal expenses and costs incurred in a legal action for which indemnification of liability may be sought by the Trustee or Affiliate may be made only if:

(i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Trust;

(ii) the legal action is not brought by a third party who is not a Shareholder; or if it is brought by a Shareholder acting in the capacity as a Shareholder and a court of competent jurisdiction approves such advancement; and

(iii) The recipient of the advance agrees to repay the advanced funds to the Trust, together with interest at the legal rate of interest on judgments in the State of North Dakota, in the event the recipient is found not to be entitled to indemnification.

(e)	Any agreement of the Trust providing indemnification of a Trustee or Affiliate must be approved by a majority of the Trustees (including a majority of Independent Trustees) not otherwise interested therein as being fair and reasonable to the Trust. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising out of the Securities Act of 1933 is against public policy and therefore unenforceable.

5.5	POSSIBLE SHAREHOLDER LIABILITY. The Trust is an unincorporated business trust organized and registered under North Dakota law. No individual Shareholder is to be personally liable as such for any liabilities, debts or obligations of, or claim against, the Trust wherever arising, and whether arising before or after such Shareholder became the owner or holder of Shares thereof. No Shareholder shall be held to any personal liability whatsoever in connection with the affairs of the Trust, and all persons shall look solely to the Trust estate for satisfaction of claims of any nature and the Trust shall be solely liable therefore and resort shall be had solely to the Trust estate for the payment. In respect to tort claims, contract claims where Shareholder liability is not negated, claims for taxes and certain statutory liabilities, it is possible that Shareholders may, in jurisdictions other than North Dakota, be held personally liable to the extent that such claims are not satisfied by the Trust. This is because some other jurisdictions (where the Trust may acquire property) have not, by specific legislation or case law, granted limited liability to Shareholders (beneficiaries) of a business trust. In any such event, however, the Shareholder would be entitled to reimbursement (and indemnity) from the general assets of the Trust. Under the terms of the Declaration of Trust, the Units of Beneficial Interest being offered hereby will not be subject to further calls or assessments by the Trust. All agreements of the Trust expressly will include a provision that Shareholders have no personal liability thereunder. The Trust does not believe that Shareholders are exposed to any significant risk, however because (i) the Trust’s assets are expected to be adequate to meet its obligations, (ii) all contract claims will be negated as described in the preceding sentence, (iii) Trust mortgages, if any, will be non-recourse; and (iv) the Trust will carry insurance which the Trust considers adequate to cover probable tort claims. In addition, if the Trust or its counsel believes there is a question of liability in any state where the Trust may acquire property, the Trust will likely acquire such property through a wholly-owned real estate investment trust subsidiary corporation or limited liability company, and this would further limit or eliminate any such possible Shareholder liability.

ARTICLE VI

SHARES

6.1	SHARES. The Units of Beneficial Interest of the Trust are denominated as Shares. Fractional shares up to one ten thousandth (.0001th) of a full Share may be issued. The Shares shall be issuable in one or more classes, including but not limited to Class A Shares, Class B Shares and Class I Shares. The Class A Shares and the Class I Shares shall have voting rights and the Class B Shares shall have no voting rights. The Class A Shares and the Class I Shares shall have equal rights to receive distributions. Unless otherwise prohibited by law, the Trustees may create new or additional classes of Shares, including Preferred Shares. The number of Shares of any class which the Trust may issue is unlimited. The issued and outstanding Shares may be subdivided or consolidated from time to time by the Trustees. The Shares will be fully paid and non-assessable by the Trust upon issuance and will have no preference, conversion, exchange or pre-emptive rights other than as specified in a written specification to be attached to and be a part of this Declaration of Trust upon the Trustees approving the establishment of such a class of Shares.

6.2	CONSIDERATION. The Trustees may in their discretion issue Shares and other securities for cash, property or other consideration on such terms as they may deem advisable.

6.3	LIMIT ON THE AMOUNT OF SHARES OWNED. No Shareholder may own in excess of 9.8% of the outstanding Shares. The Trustees may prohibit transfer of any Shares that would violate this provision, and/or redeem Shares held in excess of this limitation.

6.4	TRANSFERABILITY. Except as provided herein or subject to the conditions and limitations under applicable laws and regulations regarding the offering and issuance of securities, the Shares shall, to every reasonable and practicable extent, be transferable in the same manner as are Shares of a North Dakota business corporation and shall be subject to the same rights, privileges, obligations, and duties as are Shares of preferred and common capital stock of a North Dakota domestic business corporation formed under Chapter 10-19.1 of the North Dakota Century Code.

6.5	RIGHTS OF BENEFICIARY. The interest of any beneficiary hereunder shall consist solely of a power of direction to deal with the title to said property and to assign management and control of said Trust property to its lawfully elected and/or appointed Board of Trustees as hereinafter provided, and the right to receive the proceeds from rental and from mortgages, sales or other disposition of said premises, and that such right in the avails of said property shall be deemed to be personal property and may be readily assigned and freely transferred as such; that in case of the death of any beneficiary hereunder during the existence of this Trust, his, her, or their rights and interests hereunder shall, except as herein otherwise specifically provided, pass to his, her, or their personal representatives and not to his, her or their heirs-at-law; and that no beneficiary now has, and that no beneficiary hereunder at any time shall have, any right, title, or interest in or to any portion of said real estate as such, either legal or equitable, but only a beneficial interest in the earnings, avails and proceeds as aforesaid. The death of any beneficiary hereunder shall not terminate the Trust nor in any manner affect the powers of the Trustees hereunder. No assignment of any beneficial interest hereunder shall be binding on the Trustees until the original of a valid and previously authenticated duplicate thereof shall be filed with and accepted by the Trustees and all assignments not filed with and accepted by the Trustees shall be void as to all subsequent assignees or purchasers without notice. Any of the foregoing beneficiaries may sell, transfer, assign, or give any Units of Beneficial Interest he, she or it may hold, and this power and right may also be exercised by subsequent beneficiaries, and the Trustees agree to issue an acknowledgment letter reflecting all such transactions as they occur.

6.6	CERTAIN TRANSFER RESTRICTIONS — SHARE REPURCHASES. For the Trust to qualify as a real estate investment trust under the Internal Revenue Code in any taxable year, not more than fifty percent (50%) of its outstanding Shares may be owned directly or indirectly by five or fewer individuals (determined with the application of certain deemed ownership attribution rules under the Internal Revenue Code) at any time during the last half of any taxable year. In order that the Trust will meet these requirements and to preserve the Trust’s tax status as a real estate investment trust, the Trustees are authorized to prohibit the transfer of and/or repurchase a sufficient number of Shares, selected in a manner deemed appropriate by the Trustees to maintain or bring the ownership of Shares into conformity with such requirements. The Trustees may also, from time to time establish minimum levels of Shares required to be owned by a shareholder and are authorized to prohibit the transfer of Shares which would result in the transferor or the transferee holding Shares below such levels or to have the Trust repurchase Shares not in compliance with such minimum holding requirements. The repurchase price will be the price at which the Trust is then offering Shares for purchase and if there is no such offering in effect, then the price at which an offering would be made, as determined in good faith by the Trustees. The holder of Shares called for repurchase shall cease to be entitled to distributions, voting rights, and other benefits with respect to such Shares except the right to the payment of the purchase price for the Shares.

6.7	ACCESS TO RECORDS. Any Shareholder and any designated representative thereof shall be permitted access to all records of the Trust at all reasonable times, and may inspect and copy any of them. Inspection of the Trust books and records shall be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses, and telephone numbers of the Shareholders of the Trust along with the number of Shares held by each of them (the “Shareholder List”) shall be maintained as part of the books and records of the Trust and shall be available for inspection by any Shareholder or the Shareholder’s designated agent at the home office of the Trust upon the request of the Shareholder. The Shareholder List shall be updated at least quarterly to reflect changes in the information contained therein. A copy of the Shareholder List shall be mailed to any Shareholder requesting the Shareholder List within ten days of the request. The copy of the Shareholder List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than 10-point type). A reasonable charge for copy work may be charged by the Trust. The permitted purpose for which the Shareholder List may be requested include, without limitation, matters relating to the Shareholder’s voting rights and exercise of the Shareholder’s rights under federal proxy laws. If the Advisor or Trustees neglects or refuses to exhibit, produce, or mail a copy of the Shareholder list as requested, the Advisor, and the Trustees shall be liable to any Shareholder requesting the list for the costs, including attorneys’ fees, incurred by that Shareholder for compelling the production of the Shareholder List, and for actual damages suffered by any Shareholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Shareholder List is to secure such list of Shareholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Shareholder relative to the affairs of the Trust. The Trust may require Shareholders requesting the Shareholder List to represent that the list is not requested for a commercial purpose unrelated to the Shareholder’s interest in the Trust. The remedies provided hereunder to Shareholders requesting copies of the Shareholder List are in addition to, and shall not in any way limit, other remedies available to Shareholders under federal law, or the laws of any state.

6.8	DIVIDENDS AND DISTRIBUTIONS. The Trust shall distribute dividends on a quarterly basis to the extent approved by the Trustees with respect to the owners of REIT Shares as of a date determined by the Trustees for purposes of payment with respect to the REIT Shares held as of the date of such declaration of the payment of a dividend. Provided, however, with respect to REIT Shares purchased from the Trust during a quarter, the amount of the payment with respect to that quarter will be prorated to reflect the period in which such REIT Shares were held by the shareholder during the quarter they were purchased.

ARTICLE VII

SHAREHOLDERS MEETINGS, REPORTS AND REQUIRED APPROVALS

7.1	SHAREHOLDER MEETINGS. Annual meetings will be held no earlier than thirty days following the delivery of the annual report contemplated by Section 7.2 each calendar year. The Trust may provide a proxy statement in connection with the annual meeting. Special meetings may be called by the Chairman of the Trustees, a majority of the Trustees, a majority of the Independent Trustees or upon written request of Shareholders holding not less than ten percent (10%) of the issued and outstanding Shares entitled to vote. Upon receipt of a written request, either in person or by mail, stating the purpose(s) of the meeting, the Trust shall provide all Shareholders within ten days after receipt of said request, written notice, either in person or by mail, of a meeting and the purpose of such meeting to be held on a date not less than fifteen nor more than sixty days after the distribution of such notice, at a time and place specified in the request, or if none is specified, at a time and place convenient to Shareholders. At any meeting, the Shareholders shall be entitled to vote on matters submitted to them at which a quorum is present which will be a simple majority of the voting shares held by Shareholders present in person or by proxy.

7.2	REPORTS TO SHAREHOLDERS. The Trust shall cause to be prepared and mailed or delivered to each Shareholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Trust within 120 days after the end of the fiscal year to which it relates an annual report for each fiscal year ending after the initial public offering of its securities which shall include: (a) financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants; (b) the ratio of the costs of raising capital during the period to the capital raised; (c) the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any affiliate of the Advisor by the Trust and including fees or charges paid to the Advisor and any affiliate of the Advisor by third parties doing business with the Trust; (d) the total operating expenses of the Trust, stated as a percentage of average invested assets and as a percentage of its net income; (e) a report from the independent trustees that the policies being followed by the Trust are in the best interests of its Shareholders and the basis for such determination; and (f) separately stated, full disclosure of all material terms, factors, and circumstances surrounding any and all transactions involving the Trust, Trustees, Advisors, Sponsors and any Affiliates thereof occurring in the year for which the annual report is made. Independent Trustees shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions.

7.3	REQUIRED APPROVALS BY SHAREHOLDERS. Without the concurrence of holders of a majority of the outstanding voting Shares, the Trustees may not:

(a)	Amend the Declaration of Trust, except for amendments which do not adversely affect the rights, preferences, and privileges of Shareholders including amendments to provisions relating to, Trustee qualifications, fiduciary duty, liability and indemnification, conflicts of interests, investment policies or investment restrictions;

(b)	Sell all or substantially all of the Trust’s assets other than in the ordinary course of the Trust’s business or in connection with liquidation and dissolution;

(c)	Effect the merger or reorganization of the Trust; or

(d)	Dissolve or liquidate the Trust, other than pursuant to Section 9.1.

ARTICLE VIII

AMENDMENTS

This Declaration of Trust may be amended by an affirmative vote of the Shareholders entitled to vote and holding a majority of such Shares without the necessity of concurrence by the Trustees. In addition, a majority of the Trustees (including a majority of the Independent Trustees) may, without the approval of the Shareholders adopt an amendment to the Declaration of Trust which the Trustees determine in good faith to be necessary to conform to the requirements of the federal tax law provisions for real estate investment trusts, or any requirements imposed by any state securities regulator and any other applicable laws or regulations.

ARTICLE IX

DURATION OF THE TRUST

9.1	TERM OF TRUST. The Trust will continue for an indefinite term, unless sooner terminated by a majority vote of the Shareholders entitled to vote (which vote may be without the necessity of concurrence by the Trustees).

9.2	LIQUIDATION. The Shareholders may, at any time, by a vote of Shareholders entitled to vote (which vote may be without the necessity of concurrence by the Trustees) and holding at least a majority of such Shares elect to terminate the Trust and direct the Trustees to wind up and settle the Trust’s affairs, liquidate the Trust’s assets and distribute the net proceeds to the Shareholders of record.